Exhibit 99.1

Recent Developments

Acquisition of DrChrono

On November 2, 2021, we entered into an agreement to acquire all of the equity interests of DrChrono Inc., a software and digital billing service platform supporting independent physician practices with EHR, practice management and revenue cycle management, for approximately $182.5 million. We intend to fund the acquisition with approximately $155.0 million of availability under our New Revolver and cash on hand. The transaction is expected to close following all pending legal and regulatory matters being successfully resolved. Following the close, DrChrono will join our EverHealth solutions and further expand our offerings within health services. We expect the acquisition will integrate with existing and adjacent EverHealth solutions and extend our mobile capabilities within EverHealth. We also believe DrChrono presents an opportunity for payments integration.

Term Loan Upsize

Concurrent with this offering, we intend to launch a $200 million upsize of our existing term loan facility under our New Credit Agreement, or the Term Loan Upsize. We intend to use the proceeds from the Term Loan Upsize to repay approximately $190 million outstanding under our New Revolver (after giving effect to the acquisition of DrChrono) and for general corporate purposes, which may include the acquisition of, or investment in, technologies, solutions, or businesses that complement our business.

As of the date hereof, we do not have any binding commitments to incur any additional indebtedness and there is no guarantee that we will be able to raise additional debt on commercially reasonable terms or at all.  This offering is not conditioned on the Term Loan Upsize and we expect the Term Loan Upsize will close on or after the consummation of this offering. As of September 30, 2021 after giving effect to this offering and the use of proceeds therefrom, the Term Loan Upsize and the acquisition of DrChrono, we would have had cash and cash equivalents of approximately $288 million and $190 million of available borrowing capacity under our New Revolver.